UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2018

AIRGAIN, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37851	95-4523882
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3611 Valley Centre Drive, Suite 150 San Diego, CA	92130
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (760) 579-0200

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

The disclosure set forth under Item 2.03 of this Current Report on Form 8-K is incorporated into this Item 1.01 by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On January 31, 2018, Airgain, Inc. (the “Company” or “Airgain”) entered into a second amended and restated loan and security agreement (the “Amended Loan Agreement”) with Silicon Valley Bank (“SVB”). The Amended Loan Agreement amends and restates the terms of that certain amended and restated loan and security agreement dated as of May 21, 2012 (as amended, the “Original Agreement”), by and between the Company and SVB.

The Amended Loan Agreement modified the Original Agreement to, among other things, increase the aggregate principal amount available amount under the revolving line of credit from $3.0 million to $10.0 million and modify certain existing financial covenants.

Under the Amended Loan Agreement, the Company may borrow up to $10.0 million under the line of credit, subject to a borrowing base limit of 80% of the aggregate face amount of all eligible receivables. The Amended Loan Agreement removed the minimum EBITDA requirement previously applicable to the line of credit and term loan, and maintained the liquidity ratio financial covenant such the Company must maintain a ratio of cash and cash equivalents plus accounts receivable to outstanding debt under the Amended Loan Agreement minus deferred revenue of 1.25 to 1.00.

The Company will be required to pay interest on borrowings outstanding, if any, under the revolving line of credit at a floating rate per annum equal to 1% above The Wall Street Journal prime rate (or, if unavailable, the SVB prime rate) on a monthly basis, so long as the Company maintains a liquidity ratio of cash and cash equivalents plus accounts receivable to outstanding debt under the Amended Loan Agreement minus deferred revenue of 1.50 to 1.00. If this liquidity ratio is not met, the Company will be subject to a minimum interest charge of $3,000 per month and borrowings outstanding, if any, under the revolving line of credit will accrue interest at a floating rate per annum equal to 2% above The Wall Street Journal prime rate (or, if unavailable, the SVB prime rate) prime rate on a monthly basis.

Borrowings outstanding under the term loan under the Original Agreement will continue to be repaid in equal monthly installments of interest and principal and matures on December 1, 2018. The revolving line of credit matures on January 31, 2020.

SVB maintains a first security interest over the Company’s assets, excluding intellectual property, for which SVB has received a negative pledge. The Amended Loan Agreement contains customary affirmative and negative covenants and events of default applicable to us and any subsidiaries.

The foregoing is only a brief description of the Amended Loan Agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Amended Loan Agreement, a copy of which Airgain expects to file with its Annual Report on Form 10-K for the year ended December 31, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIRGAIN, INC.

Date: February 6, 2018	By:	/s/ Leo Johnson
	Name:	Leo Johnson
	Title:	Chief Financial Officer and Secretary